Exhibit 99.1

ASPECT COMMUNICATIONS REPORTS FIRST QUARTER 2004 FINANCIAL RESULTS

Company Reports First Quarter Net Income Growth from $3.3 Million to $15.6 Million and
EPS Growth from $0.02 to $0.17 from the First Quarter of 2003

SAN JOSE, Calif., April 15, 2004 — Aspect Communications Corporation (Nasdaq: ASPT), a leading provider of enterprise customer contact solutions, today reported financial results for the first quarter ended March 31, 2004.

FIRST QUARTER FINANCIAL RESULTS:

Revenues for the first quarter of 2004 totaled $91.5 million compared to $84.4 million for the first quarter last year and $97.4 million for the fourth quarter of 2003. Software License revenues in the first quarter of 2004 were $16.6 million compared to $15.0 million for the first quarter last year and $21.5 million for the fourth quarter of 2003. Hardware revenues totaled $11.5 million in the first quarter compared to $9.2 million for the first quarter last year and $11.1 million for the fourth quarter of 2003. Software License Updates & Product Support revenues totaled $54.3 million in the first quarter compared to $52.3 million for the first quarter last year and $55.8 million for the fourth quarter of 2003. Professional Services & Education revenues in the first quarter were $9.1 million compared to $8.0 million for the first quarter last year and $9.0 million for the fourth quarter of 2003.

Net income for the first quarter of 2004 was $15.6 million. Net income attributable to common shareholders for the first quarter was $13.4 million or a profit of $0.17 per share on a basic and fully diluted basis. This compares with a net income attributable to common shareholders of $1.7 million or a profit of $0.02 per share for the first quarter of 2003 and a net income attributable to common shareholders of $14.6 million or a profit of $0.19 per share for the fourth quarter of 2003.

“I am pleased with the results we are reporting for this quarter,” said Gary Barnett, Aspect President and CEO. “Our business fundamentals in the first quarter continued to show signs of improvement despite first quarter seasonality.”

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Aspect Communications Announces Financial Results for the Quarter ended March 31, 2004, page 2

For the first quarter of 2004, gross margins were 61%. This compares to 53% for the first quarter of 2003 and 62% for the fourth quarter of 2003. Operating expenses were $37.9 million for the first quarter of 2004 compared to $37.7 million for the same period last year and $41.4 million in the fourth quarter of 2003.

Cash, cash equivalents, and short-term investments totaled $195.0 million as of March 31, 2004. This compares to $164.0 million as of December 31, 2003. During the first quarter, the company generated $29.0 million in cash from operations. Accounts receivable at quarter-end totaled $39.1 million and days sales outstanding were 33 days compared to 34 days at December 31, 2003.

FIRST QUARTER OPERATIONAL HIGHLIGHTS:

During the first quarter Aspect received significant revenue from customers across a variety of industry segments. Some of these Aspect customers included: AMB Generali Informatik Services GmbH, Blue Cross and Blue Shield of Kansas, Cablevision, Independence Community Bank, Medion AG, MyFamily.com, Wellpoint, and Xerox.

Aspect Iphinity Call Center was named Product of the Year by Communications Solutions magazine, the third such honor the software has received in the past four months. In addition, the company was also named the 2004 Workforce Management Service Leader by CRM magazine.

BUSINESS OUTLOOK:

The following statements are forward-looking, and actual results may differ materially:

•	The company is planning for a revenue increase of 3% to 5% in second quarter revenue from the first quarter.

•	The company expects Q2 gross margins to remain generally consistent with Q1 levels. Variability in gross margin percentages is dependent upon, among other factors, the mix and volume of revenues.

•	Operating expenses for the second quarter are expected to increase 2% to 3% from the first quarter.

Aspect Communications Announces Financial Results for the Quarter ended March 31, 2004, page 3

•	Relative to the expected accounting impact in Q2 of the Company’s previously announced preferred stock conversion and public offering, upon completion of this offering all preferred stock will be converted to common and therefore the Company will no longer accrue for preferred dividends. In addition, the Company expects to incur a one-time charge to earnings attributable to common shareholders of approximately $23 million, of which approximately $19.5 million will be non-cash to write off the remaining unamortized balance of the beneficial conversion feature associated with the issuance of the preferred stock and the fair market value of the common stock to be issued to our preferred shareholder as partial consideration for the voluntary conversion. The remaining $3.5 million is associated with the cash transaction fees to be paid to the Company’s preferred shareholder as well as the expenses of the public offering.

The company will host a conference call and web-cast today at 2:00 pm Pacific Time to discuss first quarter 2004 results. A replay of the conference call will be available from April 15, 2004 at 5:00 pm Pacific Time through April 22, 2004 at 8:59 pm Pacific Time by calling 800-839-4012 or 402-220-2981. The web-cast and replay of the conference call may be accessed from the company’s home page at www.aspect.com.

About Aspect Communications

Aspect Communications Corporation is a leading provider of contact center solutions and services that enable businesses to manage and optimize customer communications. Aspect’s global customer base includes more than two-thirds of the Fortune 50 and leading corporations in a range of industries, including transportation, financial services, insurance, telecommunications, retail and outsourcing, as well as large government agencies. The company’s leadership is based on 18 years of expertise. Aspect is headquartered in San Jose, Calif., with 24 offices in 11 countries around the world.

Notes on financial presentation: Actual financial results are prepared in accordance with U.S. generally accepted accounting principles.

The statements contained in the Business Outlook Section, including but not limited to, statements relating to expected second quarter revenues, gross margins, operating expenses, and earnings are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities and Exchange Act of

Aspect Communications Announces Financial Results for the Quarter ended March 31, 2004, page 4

1934, as amended, and the Private Securities Litigation Reform Act of 1995, and are made under its safe-harbor provisions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Specific factors that may cause actual revenue and earnings per share results to differ include: the significant percentage of Aspect’s quarterly sales consummated in the last few days of the quarter and the potential for delays in closing of sales or product deliveries make financial predictions especially difficult and raise a substantial risk of variance in actual results; changes in the overall mix and volume of product line revenues can have a significant impact on gross margin and profitability; fluctuations in our North American and International business levels and/or economic conditions, the hiring and retention of key employees, insufficient, excess or obsolete inventory and variations in valuation, and foreign exchange rate fluctuations can all cause revenues and income to fall significantly short of anticipated levels. The economic, political and other uncertainties caused in the United States and throughout other regions of the world add to these challenges. In addition, the forward-looking statements pertaining to the one-time charge would be affected if the Company’s previously announced public offering is not completed. Additional risks that could cause actual results to differ materially from those projected are discussed in Aspect’s Form 10-K/A for the year ended December 31, 2003, as filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Aspect undertakes no obligation to publicly release the results of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Aspect, the Aspect logo and the phrases and marks relating to other Aspect products and services discussed in this press release constitute one or both of the following: (1) registered trademarks and/or service marks of Aspect

Aspect Communications Announces Financial Results for the Quarter ended March 31, 2004, page 5

Communications Corporation in the United States and/or other countries or (2) intellectual property subject to protection under common law principles. All other names and marks mentioned in this document are properties of their respective owners.

Carrie Kovac
Investor Relations
Aspect Communications
(408) 325-2437
carrie.kovac@aspect.com

ASPECT COMMUNICATIONS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts — unaudited)

	Three months ended
	March 31,	December 31,	March 31,
	2004	2003	2003
Net revenues:
Software License	$16,605	$21,469	$14,952
Hardware	11,530	11,076	9,165

Software License Updates & Product Support	54,257	55,796	52,304
Professional Services & Education	9,095	9,045	7,987

Services	63,352	64,841	60,291

Total net revenues	91,487	97,386	84,408

Cost of revenues:
Cost of software license revenues	1,555	2,515	2,393
Cost of hardware revenues	8,331	9,128	8,977
Cost of services revenues	25,239	24,582	27,024
Amortization of intangible assets and stock-based compensation	725	725	1,243

Total cost of revenues	35,850	36,950	39,637

Gross margin	55,637	60,436	44,771
Operating expenses:
Research and development	11,343	11,284	12,888
Sales and marketing	19,599	20,813	20,355
General and administrative	6,940	8,412	4,315
Restructuring charges	—	818	—
Amortization of intangible assets and stock-based compensation	17	32	147

Total operating expenses	37,899	41,359	37,705

Income from operations	17,738	19,077	7,066
Interest and other income (expense), net	(54)	(342)	(1,766)
Income before income taxes	17,684	18,735	5,300
Provision for income taxes	2,110	2,000	1,247

Net income before cumulative effect of change in accounting principle	15,574	16,735	4,053
Cumulative effect of change in accounting principle	—	—	(777)

Net income	15,574	16,735	3,276
Less preferred stock dividend, accretion, and amortization	(2,136)	(2,095)	(1,539)

Net Income attributable to Common Shareholders	$13,438	$14,640	$1,737

Earnings per share before cumulative effect of change in accounting principle	$0.17	$0.19	$0.04
Cumulative effect of change in accounting principle	$—	$—	$(0.01)
Basic earnings per share (1)	$0.17	$0.19	$0.02
Basic weighted average shares outstanding	57,740	56,309	53,315
Diluted earnings per share	$0.17	$0.19	$0.02
Diluted weighted average shares outstanding	86,181	84,974	54,591

(1) Pursuant to GAAP, the Company is required to present earnings per share “as if” all earnings were distributed to Common and Preferred Shareholders. Under this “two class” method, earnings are allocated to Common and Preferred Shareholders in proportion to their respective ownership interests. This calculation for the three months ended March 31, 2004 would allocate approximately 72% of the current earnings to Common Shareholders and yield $0.17 earnings per share per Common Shareholder, as shown above. However, the Company has not in the past, and does not currently intend to, declare a distribution of earnings. Absent this “as if” apportionment earnings per Common share would be $0.18 for the three months ended March 31, 2004.

ASPECT COMMUNICATIONS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands — unaudited)

	March 31,	December 31,	March 31,
	2004	2003	2003
Assets
Current assets:
Cash, cash equivalents and short-term investments	$194,999	$163,992	$200,556
Accounts receivable, net	39,062	39,561	41,845
Inventories	5,607	6,176	9,907
Other current assets	20,663	19,145	15,294

Total current assets	260,331	228,874	267,602
Property and equipment, net	66,225	68,599	81,712
Intangible assets, net	7,187	7,930	11,225
Other assets	5,528	5,182	10,597

Total assets	$339,271	$310,585	$371,136

Liabilities, redeemable convertible preferred stock, and shareholders’ equity
Current liabilities:
Short-term borrowings	$143	$1,732	$7,020
Accounts payable	6,590	4,936	5,907
Accrued compensation and related benefits	19,518	17,773	15,707
Other accrued liabilities	56,568	64,790	59,700
Deferred revenues	63,407	50,200	41,631
Convertible subordinated debentures	—	—	121,178

Total current liabilities	146,226	139,431	251,143
Long term borrowings	40,013	39,436	39,500
Other long-term liabilities	9,219	11,021	11,158

Total liabilities	195,458	189,888	301,801
Redeemable convertible preferred stock	35,817	33,681	28,594
Shareholders’ equity	107,996	87,016	40,741

Total liabilities, redeemable convertible preferred stock, and shareholders’ equity	$339,271	$310,585	$371,136

ASPECT COMMUNICATIONS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands — unaudited)

	Three months ended
	March 31, 2004	December 31, 2003	March 31, 2003
Cash flows from operating activities:
Net income	$15,574	$16,735	$3,276
Reconciliation of net income to cash provided by operating activities:
Depreciation	6,105	6,086	6,431
Amortization of intangible assets	743	757	1,272
Amortization of stock-based compensation	—	—	118
Loss on disposal of property	9	108	—
Loss on extinguishment of debt	—	—	17
Loss on short-term investments, net	267	—	—
Cumulative effect of change in accounting principle	—	—	777
Non-cash interest expense on debentures	—	14	1,804
Deferred taxes	—	—	14
Changes in operating assets and liabilities
Accounts receivable	206	7,077	9,734
Inventories	507	2,028	(2,998)
Other current assets and other assets	(732)	(1,298)	(3,285)
Accounts payable	1,658	(1,830)	203
Accrued compensation and related benefits	1,741	1,251	(377)
Other accrued liabilities	(10,177)	922	(9,835)
Deferred revenues	13,078	(1,276)	11,408

Net cash provided by operating activities	28,979	30,574	18,559
Cash flows from investing activities:
Short-term investment purchases	(61,054)	(69,075)	(55,266)
Short-term investment sales and maturities	33,317	48,929	47,468
Property and equipment purchases	(3,827)	(2,595)	(1,047)

Net cash used in investing activities	(31,564)	(22,741)	(8,845)
Cash flows from financing activities:
Proceeds from issuance of common stock, net	7,642	10,450	898
Proceeds from issuance of preferred stock, net	—	—	43,736
Payments on capital lease obligations	(33)	(33)	(179)
Proceeds from borrowings	40,000	—	—
Payments on borrowings	(40,979)	(1,739)	(1,730)
Payments on financing costs	(1,053)	—	—
Payments on repurchase of convertible subordinated debentures	—	(970)	(5,612)

Net cash provided by financing activities	5,577	7,708	37,113
Effect of exchange rate changes on cash and cash equivalents	273	1,644	(132)

Net increase in cash and cash equivalents	3,265	17,185	46,695
Cash and cash equivalents:
Beginning of period	75,653	58,468	66,051

End of period	78,918	75,653	112,746
Short-term investments at the end of period	116,081	88,339	87,810

Cash, cash equivalents and short-term investments	$194,999	$163,992	$200,556

Supplemental disclosure of cash flow information:
Cash paid for interest	$643	$616	$764
Cash paid for income taxes	$2,967	$520	$235
Supplemental schedule of noncash investing and financing activities
Accrued preferred stock dividend and amortization of redemption premium	$1,779	$1,742	$1,274
Amortization of beneficial conversion feature	$358	$353	$265
Beneficial conversion feature	$—	$—	$17,583